Consent of Independent Registered Public Accounting Firm

The Board of Directors

UMH Properties, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-117538) on Form S-8 and (No. 333-115030) on Form S-3D, of our report dated March 30, 2005, relating to the consolidated statements of income, shareholders’ equity, and cash flows of UMH Properties, Inc. and subsidiaries (the Company) for the year ended December 31, 2004, which report appears in the December 31, 2006 Annual Report on Form 10-K of UMH Properties, Inc.

/s/  KPMG LLP

Short Hills, New Jersey

March 12, 2007